Registration Statement No. 333-264388

Filed Pursuant to Rule 433

Bank of Montreal Market Linked Securities

Market Linked Securities—Callable with Contingent Coupon with Daily Observation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the EURO STOXX 50® Index and the Nasdaq-100 Index® due July 22, 2027

Term Sheet to Preliminary Pricing Supplement No. ARC3722 dated July 17, 2024

Summary of Terms
Issuer :	Bank of Montreal
Market Measure:	The Russell 2000® Index, the EURO STOXX 50® Index and the Nasdaq-100 Index® (each referred to as an “Index,” and collectively as the “Indices”).
Pricing Date*:	July 19, 2024
Issue Date*:	July 24, 2024
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:	With respect to each observation period, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if the closing level of the lowest performing Index on each eligible trading day during such observation period is greater than or equal to its coupon threshold level. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4
Contingent Coupon Payment Dates:	Quarterly, on the third business day following each observation period end-date; provided that the contingent coupon payment date with respect to the final observation period will be the stated maturity date
Contingent Coupon Rate:	At least 10.30% per annum, to be determined on the pricing date
Optional Redemption:	Bank of Montreal may, at its option, redeem the securities, in whole but not in part, on any optional redemption date. If Bank of Montreal elects to redeem the securities prior to stated maturity, you will be entitled to receive on the applicable optional redemption date a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment, if payable
Optional Redemption Dates:	Quarterly, beginning approximately three months after the issue date, on the contingent coupon payment dates following each observation period end-date scheduled to occur from October 2024 to April 2027, inclusive
Observation Periods:	Each observation period will consist of each day that is a trading day for at least one Index (each such day, an “eligible trading day”) from but excluding an observation period end-date to and including the following observation period end-date, provided that the first observation period will consist of each eligible trading day from but excluding the pricing date to and including the first observation period end-date
Observation Period End- Dates*:	Quarterly, on the 19th day of each January, April, July and October, commencing October 2024 and ending April 2027, and July 19, 2027 (the “final calculation day”)
Maturity Payment Amount (per security):

•   if the ending level of the lowest performing Index on the final calculation day is greater than or equal to its downside threshold level: $1,000; or

•   if the ending level of the lowest performing Index on the final calculation day is less than its downside threshold level:

$1,000 × performance factor

Stated Maturity Date*:	July 22, 2027
Performance Factor:	With respect to an Index on any eligible trading day during an observation period, its closing level on such day divided by its starting level (expressed as a percentage)
Starting Level:	With respect to each Index, its closing level on the pricing date
Ending Level:	With respect to each Index, its closing level on the final calculation day
Coupon Threshold Level:	70% of its starting level
Downside Threshold Level:	60% of its starting level

Summary of Terms (continued)

Calculation Agent:	BMO Capital Markets Corp., an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 1.275%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.00% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee
CUSIP:	06376B4V7
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change ** In addition, selected dealers may receive a fee of up to 0.15% for marketing and other services

Hypothetical Payout Profile (maturity payment amount)

If Bank of Montreal does not redeem the securities prior to stated maturity and the ending level is less than the threshold level, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Index, but you will have full downside exposure to the lowest performing Index if its ending level is less than its threshold level.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $979.20 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $929.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See "Estimated Value of the Securities" in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/927971/000121465924012541/g716240fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" in this term sheet and the accompanying preliminary pricing supplement and "Risk Factors" in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•      If We Do Not Redeem The Securities Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•      The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•      The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.

•      Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On Each Eligible Trading Day During the Observation Periods, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•      You Will Be Subject To Risks Resulting From The Relationship Among The Indices.

•      You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Calculation Day From Its Starting Level, But Will Not Participate In Any Positive Performance Of Any Index.

•      Higher Contingent Coupon Rates Are Associated With Greater Risk.

•      Our Redemption Right May Limit Your Potential To Receive Contingent Coupon Payments.

•      A Contingent Coupon Payment Date, An Optional Redemption Date And The Stated Maturity Date May Be Postponed If An Eligible Trading Day Is Postponed.

•      The Securities Are Subject To Credit Risk.

•      Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary

Market

•      The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•      The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•      The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•      The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•      The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Indices

•      An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

•      An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

•      Any Payments On The Securities Will Not Be Adjusted For Changes In Exchange Rates..

•      Any Payments On The Securities Will Depend Upon The Performance Of The Indices And Therefore The Securities Are Subject To A Variety of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

Risks Relating To Conflicts Of Interest

•      Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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